Exhibit 10.29
BETWEEN
FUJIAN PROVINCE ELECTRIC POWER CO., LTD.
AND
PINGNAN COUNTY FUSHUN HYDROELECTRIC CO., LTD.
POWER PURCHASE AND SALE CONTRACT
FOR
WANGKENG HYDROPOWER STATION
October 28, 2004

CONTENTS

CHAPTER I DEFINITIONS AND INTERPRETATIONS	4
CHAPTER II REPRESENTATIONS BY THE PARTIES	5
CHAPTER III OBLIGATIONS OF THE PARTIES	5
CHAPTER IV METERING OF ELECTRIC POWER	7
CHAPTER V ELECTRICITY OUTPUT	9
CHAPTER VI SETTLED ELECTRICITY TARIFF	10
CHAPTER VII PAYMENT AND SETTLEMENT OF ELECTRICITY FEES	10
CHAPTER VIII FORCE MAJEURE	13
CHAPTER IX LIABILITY FOR BREACH OF CONTRACT	14
CHAPTER XI EFFECTIVINESS AND VALID TERM	15
CHAPTER XII APPLICABLE LAW	16
CHAPTER XIII MODIFICATION, ASSIGNMENT AND TERMINATION OF THIS CONTRACT	16
CHAPTER XIV DISPUTE RESOLUTION	17
CHAPTER XV MISCELLANEOUS	18
APPENDIX I: DIAGRAM FOR METERING POINTS	21

POWER PURCHASE CONTRACT
This Power Purchase Contract (hereinafter referred to as this “Contract”) is executed by and between the following Parties:
Power Purchaser: Fujian Province Electric Power Co., Ltd., a grid enterprise registered and established with the Administration for Industry and Commerce of Fujian Province.

Legal Address:	No. 264, Wusi Road, Fuzhou City
Legal Representative:	Ma Zong Lin.
Power Seller: Pingnan County Fushun Hydroelectric Co., Ltd., a company registered and established with the Administration for Industry and Commerce of Pingnan County, Fujian Province.

Legal Address:	the 5th Floor, Cuibai Building, Chengguan, Pingnan County, Fujian Province
Zip Code:	352300
Legal Representative:	Huang Shao Jian.
WHEREAS:
(1)	The Power Seller is currently owning, managing, operating and maintaining a Power Plant (hereinafter referred to as the “Power Plant”) with the installed capacity of 40 MW in Wangkeng Village, Tangkou Township, Pingnan County, Fujian Province.

(2)	The Power Plant has been connected to the power grid operated and managed by the Power Purchaser.
After friendly consultations, on the principles of equality, free will and good faith, both

Parties have reached this Contract in accordance with the regulations of the Contract Law of the People’s Republic of China, the Electric Power Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.
CHAPTER I DEFINITIONS AND INTERPRETATIONS
1.1	Unless otherwise prescribed and stipulated herein, the following terms used in this Contract shall have the meanings set forth as follows:

(1)	“Power Plant” refers to the power generation facilities with all auxiliary facilities stretching to the demarcation point of property rights with the installed capacity of 40 MW (the unit capacity is 20 MW, with two (2) installed units, respectively the No. 1 and No. 2 units), which are owned, managed, operated and maintained by the Power Seller and located in Wangkeng Village, Tangkou Township, Pingnan County, Fujian Province.

(2)	“Grid Connection and Dispatching Agreement” refers to the agreement entered into by the Power Purchaser and the Power Seller concerning the grid connection and the dispatching arrangements of the Power Plant.

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Contract in any way.

1.2.2	Unless otherwise provided by the context, the day, month, and year mentioned in this Contract shall refer to the day, month and year in Gregorian calendar.

1.2.3	This Contract shall have binding force on the assignees of any Party.
CHAPTER II REPRESENTATIONS BY THE PARTIES
Each Party hereby represents to the other Party that:
2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Contract.

2.2	All procedures required for entering into and performing this Contract (including procuring requisite governmental approvals and relevant licenses and permits, etc.) have been accomplished and are legal and valid.

2.3	Upon entering into this Contract, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes or administrative organs that will have material adverse effect on its performance of this Contract.

2.4	All internal authorization procedures required for executing this Contract have been accomplished and this Contract is signed by its legal representative or authorized proxy. This Contract shall have binding force on the Parties hereto after it comes into effect.
CHAPTER III OBLIGATIONS OF THE PARTIES
3.1	The Power Purchaser’s obligations shall include the following:

3.1.1	To purchase the electric power generated by the Power Plant of the Power Seller.

3.1.2	To abide by the Grid Connection and Dispatching Agreement entered into by the Parties, operate and maintain the power transmission and transformation facilities in accordance with relevant national standards and electric power industry standards, and maintain the safe, high quality and economic operation of the electric power system.

3.1.3	To dispatch the electric power and disclose information publicly, justly and fairly according to relevant regulations of the State, and provide information relating to the power load, reserved capacity and operational conditions of power transmission and transformation facilities, etc. for the purpose of performing this Contract.

3.2	The Power Seller’s obligations shall include the following:

3.2.1	To sell to the Power Purchaser the electric power that satisfies the national standards and the electric power industry standards.

3.2.2	To abide by the Grid Connection and Dispatching Agreement entered into by the Parties, comply with the unified dispatching of electric power, operate and maintain the Power Plant according to national standards, the electric power industry standards and the dispatching codes, ensure the operational abilities of the power generation units satisfy the technical standards and rules issued by relevant departments of the State, and maintain the safe, high quality and economic operation of the electric power system.

3.2.3	To provide to the Power Purchaser with the reliability index and the operational conditions for the units of the Power Plant on a monthly basis, provide information concerning the defects of facilities in a timely fashion, regularly provide the overhaul plan for the units of the Power Plant, and strictly implement the overhaul plan for the generator units of the Power Plant which has been comprehensively arranged and balanced by the Power Purchaser and determined by the Parties through consultations.

3.2.4	Not to conduct the business of supplying power directly to the consumers without the approvals from the authority in charge of electric power at provincial level or above.
CHAPTER IV METERING OF ELECTRIC POWER
4.1	Principle for the Installation of Metering Points of Electric Power

In principle, the metering points of electric power shall be installed at the demarcation point of property rights between the Power Plant and the power grid. (Please refer to Appendix I: Diagram for Metering Points).

4.2	Metering Devices

4.2.1	The metering devices shall be installed and allocated in accordance with the Technical Administration Code of Electric Power Metering (DL / T448-2000). Before the metering devices are put into operation, the Parties hereto shall carry out the completion acceptance of the metering devices according to the requirements of the Technical Administration Code of Electric Power Metering (DL / T448-2000). The wiring terminal, testing terminal on the secondary circuit of the metering devices and the metering box/tank shall be ready for being sealed with stamps.

4.2.2	The on-grid and off-grid electricity output of the Power Seller shall be metered by a set of electronic multifunctional power meters which are capable of bidirectional watt-hour (the accuracy level is 0.5) metering function and four-quadrant var-hour (the accuracy level is 2.0) metering function, and such power meters must be capable of the functions needed by the settlement ways of the electricity fees. The metering devices shall be purchased, installed and owned by the Power Seller. The Power Seller shall be responsible for the daily maintenance and other management of the metering devices, and ensure that the metering devices will not suffer from any damage and the seals and stamps are kept complete and intact.

4.3	Checking and Operational Management of Metering Devices

4.3.1	The metering devices shall be checked and tested by a qualified metering testing agency, and shall not be installed and put into operation unless having been tested to be qualified. All fees and expenses arising therefrom shall be borne by the Power Seller.

4.3.2	The periodical checking (rotation), the on-site periodical testing and other operational management of the metering devices shall be carried out by a qualified metering testing agency which has been jointly entrusted by the Power Purchaser and the Power Seller. All fees and expenses arising therefrom shall be borne by the Power Seller, and the Power Seller shall assist in the operations and managements of the metering devices.
4.3.3	The periodical checking (rotation) and the on-site periodical testing of the metering devices shall be carried out in accordance with relevant national and electric power industry standards, codes and regulations.

4.3.4	After having been checked or tested on site, the metering devices shall be sealed with stamps. Neither the Power Purchaser nor the Power Seller may unseal the devices, change the interconnections or the components of the metering devices without the prior consent of the other Party. In case of any metering inaccuracy caused by one Party’s unauthorized unsealing or changing of the interconnections or components of the metering devices, besides refunding or compensating relevant electricity fees, the defaulting Party shall be responsible for all consequences and liabilities arising therefrom.

4.3.5	Any Party may require at any time to check or test the metering devices besides the periodical testing and checking. All fees and expenses arising therefrom shall be borne by the Party who proposes such checking or testing.

4.4	Meter Reading

4.4.1	The meter reading day shall be set at the zero hour of the twenty-eighth day of each month. The electricity output shall be subject to the data read from the energy meters, in the event that the data recorded in the long-distance power energy billing system could satisfy the requirements of settling the electricity fees, the electricity fees shall be settled according to the data recorded in the long-distance power energy billing system. In case the data recorded in the long-distance power energy billing system differs from the data read from the energy meters, the data read from energy meters shall be adopted. All of the above-mentioned data of electricity output shall be signed and confirmed by both Parties.

4.5	Metering Deviation

4.5.1	In the event that any Party detects the inaccuracy or malfunctions of the metering devices, it shall immediately inform the other Party, and the Parties shall consult with each other and resolve it as soon as possible. The Parties may determine the amount of electricity output during the malfunction or inaccuracy period according to other referential data. In case of lacking enough referential data to determine the electricity output during the malfunction or inaccuracy period, the Parties shall determine the electricity output through further consultations.
CHAPTER V ELECTRICITY OUTPUT
5.1	Annual Basic On-grid Electricity Output

Under the guidance of the annual electricity generation plan issued by the provincial authority in charge of electric power, referring to the planned multi-year average electricity generation output of the Power Plant, considering the hydrological conditions and on the principle of “Justice, Fairness and Publicity”, the Power Purchaser and the Power Seller agree to arrange the annual electricity generation plan and/or adjusted plans for the Power Plant of the Power Seller.
CHAPTER VI SETTLED ELECTRICITY TARIFF
6.1	Electricity Tariff for Annual Basic On-grid Electricity Output

6.1.1	Prior to the adoption of the “Grid Connection subject to Competitive Bidding of Tariff” policy, the settled electricity tariff for annual basic on-grid electricity output shall be determined according to the on-grid electricity tariff approved by the competent price regulatory authority and other relevant regulations.

6.1.2	When the “Grid Connection subject to Competitive Bidding of Tariff” policy has been adopted, the settled electricity tariff for annual basic on-grid electricity output shall be determined according to the electricity tariff system provided by the “Grid Connection subject to Competitive Bidding of Tariff” policy.
CHAPTER VII PAYMENT AND SETTLEMENT FOR ELECTRICITY FEES
7.1	All fees and expenses between the Parties shall be calculated and paid in RMB.

7.2	Calculation of the Monthly Electricity Output for Settlement

Monthly Electricity Output for Settlement= Monthly Actual On-grid Electricity Output — Electricity Output for Breach of Contract provided in this Contract and Grid Connection and Dispatching Agreement+Compensation Electricity Output provided in this Contract and the Grid Connection and Dispatching Agreement

Wherein, the Electricity Output for Breach of Contract refers to the electricity output which shall be deducted for punishing the Power Seller for breaching the provisions of this Contract and the Grid Connection and Dispatching Agreement. The Compensation Electricity Output refers to the electricity output which shall be compensated by the Power Purchaser to the Power Seller due to the Power Purchaser’s breaching of the provisions of this Contract and the Grid Connection and Dispatching Agreement.

The Power Purchaser and the Power Seller shall confirm the amount of Electricity Output for Breach of Contract and Compensation Electricity Output on a monthly basis.

7.3	Electricity Fees for Commercial Operation

After the Power Plant has been put into commercial operation, the Power Purchaser shall calculate the electricity fees paid to the Power Seller in accordance with the monthly settled electricity output and the settled electricity tariff, and report such electricity fees to the provincial electric power company. The electricity fees shall be paid by the provincial electric power company directly to the Power Seller.

In the meanwhile, the Power Seller shall pay at every month to the local power supply unit of the Power Purchaser for the from-grid electricity output supplied by the Power Purchaser.

7.4	Payment of Electricity Fees

After reading the meters, the Power Seller shall deliver to the Power Purchaser the value added tax invoice for the electricity fees, the confirmation letter for settled electricity output and other materials relating to the settlement (the date indicated on the invoice shall be within the month of settlement). After receiving the invoice and relevant materials relating to the settlement delivered by the Power Seller, the Power Purchaser shall check and confirm as soon as possible. In case of any dissidence, the

Power Purchaser shall inform the Power Seller within five (5) days after the receipt of the invoice and materials. Both Parties shall consult with each other and make confirmations within five (5) days, and the Power Seller shall deliver the confirmed invoice and materials to the Power Purchaser. In the event that the Power Purchaser fails to inform the Power Seller of any dissidence within five (5) days after the receipt of the invoice and materials, it shall be deemed as having confirmed with no dissidence. The Power Purchaser shall pay off the actual settled electricity fees for the month indicated on the invoice to the Power Seller within thirty (30) days after the receipt of the confirmed invoice and materials.

7.5	Clearing of Electricity Fees at Year-End

The Power Purchaser and the Power Seller shall accomplish the annual clearing of electricity fees before February 10 of the next year.

7.6	Payment Method

The electricity fees paid by the provincial electric power company to the Power Seller shall be directly remitted to the bank account indicated in the special value added tax invoice delivered by the Power Seller (or the bank account designated by the Power Seller in written form).

7.7	Materials and Records

The Power Seller and the Power Purchaser agree to keep their original materials and records respectively so as to facilitate the reasonable checking of the statements and records or the examination of the accuracy of calculations in accordance with this Contract.

CHAPTER VIII FORCE MAJEURE
8.1	Force Majeure refers to, the natural and social events occurred after the effectiveness of this Contract, which are unforeseen, the occurrence and consequences of which are unavoidable, out of the reasonable control and insurmountable. Such events shall include, without limitation, volcano eruptions, lightening, tornados, landslide, flood, fire, war, and earthquake and typhoon beyond the designed standards, etc.

8.2	In the event that any Party’s contractual obligations wholly or partially affected by the occurrence of an event of Force Majeure , that Party may suspend the performance of its contractual obligations provided that:
(1)	the scope and period for the suspended performance shall not exceed the reasonable requirements for eliminating the consequences of Force Majeure;

(2)	the Party affected by the Force Majeure shall continue to perform its other obligations under this Contract which has not been affected by the Force Majeure;

(3)	In case the event of Force Majeure comes to an end, the Party claiming Force Majeure shall resume the performance of this Contract as soon as possible.
8.3	In the event that any Party is unable to perform this Contract due to Force Majeure, such Party shall inform the other Party in written form as soon as possible. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Contract and the measures it has taken to mitigate the impact of such Force Majeure events.

The Party affected by the Force Majeure shall furnish the other Party with an evidential document within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

8.4	The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by the other Party or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to mitigate or eliminate the consequences of Force Majeure.

In the event the Party affected by Force Majeure fails to use all its reasonable endeavors to mitigate the consequences of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

8.5	In the event that the Force Majeure has prevented a Party from performing its obligations under this Contract for a continuous period of over thirty (30) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Contract or to terminate this Contract. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Contract or the termination of this Contract within one year after the occurrence of the Force Majeure, any Party shall be entitled to terminate this Contract with a notice to the other Party, unless otherwise provided herein.
CHAPTER IX LIABILITY FOR BREACH OF CONTRACT
10.1	Principles for Handling Breach of Contract

10.1.1	Any Party’s non-performance of its obligations under this Contract or non-conforming performance of its obligations shall be deemed as breach of contract. The breaching Party shall assume liabilities for breach of contract to the non-defaulting Party, such as to continue the performance, take remedy measures or compensate for the losses, etc.

10.1.2	In case of any Party’s breach of contract, the non-defaulting Party shall immediately take proper measures to prevent the enlargement of losses. In the event that such Party fails to take proper measures resulting in the enlargement of losses, it shall not require the defaulting Party to compensate the enlarged losses.

10.4	In the event that the Power Seller violates the provisions of Article 7.4 of this Contract and fails to accurately and timely provide the invoices and materials for settlement, the provincial electric power company may correspondingly postpone the deadline for the payment of electricity fees.

10.5	As for those funds which should have been paid by one Party to the other Party hereto as provided in this Contract but have not been fully paid off, such Party shall pay liquidated damages to the other Party in an amount of 0.01% of the unpaid portion per day.

10.6	In the event that any Party violates the provisions of Clause 141 hereof and causes losses to other Party, that Party shall be responsible for the compensation for the losses incurred by the other Party.

10.8	The Parties agree that the liabilities for breach of contract which have not been mentioned under this Contract shall refer to the relevant provisions of the Grid Connection and Dispatching Agreement.
CHAPTER XI EFFECTIVINESS AND VALID TERM
11.1	This Contract shall come into effect when it has been signed by the legal representatives or authorized representatives of the Parties and affixed with the official stamps, and upon the effectiveness of the Grid Connection and Dispatching Agreement.

11.2	The valid term of this Contract shall be five (5) years, from October 28, 2004 to December 31, 2009.

11.3	Within six (6) months before the expiration of this Contract, the Parties shall negotiate with each other concerning the extension of this Contract.
CHAPTER XII APPLICABLE LAW
12.1	The establishment, effectiveness, interpretation, performance and dispute resolution shall be governed by the laws of the People’s Republic of China.
CHAPTER XIII MODIFICATION, ASSIGNMENT AND TERMINATION
OF THIS CONTRACT
13.1	Any modification, amendment or supplement to this Contract shall be conducted in written form, and shall come into effect after having been signed by the authorized representatives of the Parties; in the event that this Contract shall be approved by the original approval authority, it shall come into effect after having been approved.

13.2	The Power Purchaser and the Power Seller expressly agree that, without the other Party’s prior written consent, any one of them shall not be entitled to assign to any third Party all or part of its rights or obligations under this Contract.

13.3	Within the valid term of this Contract, the Parties agree to adjust or amend this Contract under any of the following conditions:
(1)	Relevant laws, regulations, rules and polices of the State have been amended;

(2)	New rules, measures and regulations, etc. are issued by the State power regulatory agency;

(3)	Other circumstances confirmed by the Parties:
13.4	Termination of Contract

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Contract after having served a notice of termination:
(1)	The Power Seller fails to deliver electricity safely according to the requirements of this Contract for a continuous period of one (1) year; the Power Purchaser fails to receive the electricity power normally as prescribed in this Contract for a continuous period of one (1) year;

(2)	Any Party goes bankrupt, liquidated or the business license of any Party has been revoked;

(3)	One Party is merged with the other Party and all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Contract;

(4)	Other events agreed by the Parties for the termination of this Contract:
CHAPTER XIV DISPUTE RESOLUTION
14.1	Any dispute arising out of the performance of this Contract or any dispute in relation to this Contract shall be firstly resolved by the Parties through consultations. If such dispute cannot be resolved through consultations within thirty (30) days, the Parties shall submit such dispute to the power regulatory authority of Fujian Province for mediation. In the event that such dispute cannot be resolved through mediation within sixty (60) days, the Parties agree to submit the disputes to the Arbitration Committee of Fuzhou City for arbitration. The arbitration award shall be final and legally binding on the Parties.
CHAPTER XV MISCELLANEOUS
15.1	Confidentiality

The Parties warrant that they will keep confidential the materials and documents which are procured from the other Party and cannot be procured through public channels. Without the prior approval from the original provider of such materials and documents, the other Party shall not disclose to any third party all or part of the materials and documents, unless otherwise provided by the State.

15.2	Appendix
(1)	Diagram for Metering Points.
15.3	Entire Agreement

This Contract and its appendix constitute the entire agreement of the Parties pertaining to the transaction agreed upon in this Contract, and shall replace all previous discussions, negotiations, agreements and contracts between the Parties to this Contract in respect of the transaction of this Contract.

15.4	Any notification, document or legal bills pertaining to this Contract shall be conducted in written form. Documents sent by a registered letter, express mail or sent in person shall be deemed as having been served after signed and confirmed by the receiver; if sent by facsimile, the documents shall be deemed as having been served after those documents have been received. All notifications, documents and normal bills shall come into effect upon the service and receipt. All notifications, bills, information and documents shall be sent to the following legal addresses and mail addresses provided in this Contract, unless any Party issues a written notice to other Party to change its address:

Power Purchaser:	Fujian Province Electric Power Co., Ltd.
Addressee:	General Manager Department
Telephone Number:	0591-87023314
Facsimile Number:	0591-87555121
Zip Code:	350003
Mail Address:	No.264, Wusi Road, Fuzhou City

Power Seller:	Pingnan County Fushun Hydroelectric Co., Ltd.
Addressee:	The Office
Telephone Number:	0539-3331959
Facsimile Number:	0593-3332259
Zip Code:	352300
Mail Address:	5th Floor, Cuibai Building, Pingnan County, Ningde City, Fujian Province
15.6	Text

This Contract shall be signed in four (4) counterparts, and the Power Purchaser and the Power Seller shall each hold two (2) counterparts.

NOTE: The settlement of the electricity fees of the Power Plant during the period from the date of grid connection and power generation to the signing date of this Contract shall also be carried out according to the provisions of this Contract.

Power Purchaser:	Fujian Province Electric Power Co., Ltd.

(Stamp)

Representative:

Power Seller:	Pingnan County Fushun Hydroelectric Co., Ltd.

(Stamp)
Representative:
Signing Place and Date: Fuzhou City, October 28, 2004

APPENDIX I: DIAGRAM FOR METERING POINTS
APPENDIX I: DIAGRAM FOR METERING POINTS Connection (Metering) Point 60km Wanggan Line Gan Tang Substation Wangkeng Power Plant The same as right Main Grid Connection Diagram for Wangkeng Power Plant
Main Grid Connection Diagram for Wangkeng Power Plant